SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.  20549

                                _________


                                FORM 8-K

                             CURRENT REPORT


                 Pursuant to Section 13 or 15(d) of the

                     Securities Exchange Act of 1934


                      Date of Report:  May 23, 1995
                    (Date of earliest event reported)


                      D E E R E   &   C O M P A N Y
           (Exact name of registrant as specified in charter)

                                DELAWARE
             (State or other jurisdiction of incorporation)

                                 1-4121
                        (Commission File Number)

                               36-2382580
                    (IRS Employer Identification No.)

                             John Deere Road
                         Moline, Illinois  61265
          (Address of principal executive offices and zip code)

                              (309)765-8000
          (Registrant`s telephone number, including area code)

                 _______________________________________
     (Former name or former address, if changed since last report.)

                           Page 1 of 8 pages.

          The Exhibit Index appears at Page 3

Item 7. Financial Statements, Pro Forma Financial Information and
Exhibits.

 (c)  Exhibits

    (99) Press release and additional information.


 Signatures

 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant
 has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.



                             DEERE & COMPANY



                              By   /s/ Frank S. Cottrell
                                 Frank S. Cottrell, Secretary


 Dated:  May 23, 1995

                             EXHIBIT INDEX



                                          Sequential Page
 Number and Description of Exhibit
Number


 (99) Press release and additional information             Pg. 4

                                          EXHIBIT 99

Contact: Robert J. Combs
Deere & Company

309/765-5014

FOR IMMEDIATE RELEASE (May 23, 1995)

MOLINE, ILLINOIS -- Deere & Company today reported record worldwide net income of $237.0 million or $2.74 per share in the second quarter of 1995 compared with $189.3 million or $2.20 per share last year. This was the highest quarterly net income and earnings per share ever reported by the company. The second quarter of Deere & Company's fiscal year ended April 30.

Worldwide net income improved by $47.7 million or 25 percent compared with last year's second quarter. Year-to-date net income totaled $375.5 million or $4.34 per share compared with $276.3 million or $3.22 per share for the first six months of 1994. The increased net income for both the quarter and the first six months was primarily due to higher sales and production activity and continued productivity improvements, which were partially offset by unfavorable currency fluctuations. Worldwide net sales and revenues increased 15 percent to $2.840 billion in the second quarter and 18 percent to $4.946 billion for the first six months of 1995 compared with $2.460 billion and $4.187 billion, respectively, last year. Worldwide production tonnage was up seven percent in the quarter and nine percent year-to-date compared with the same periods last year.

Deere & Company Chairman and Chief Executive Officer, Hans W. Becherer said, "Our operations continue to be favorably affected by several key developments. Market demand for all our products remains strong, reflecting increased export demand, continued growth in the general economy and sustained high levels of farmers' confidence. Additionally, the company recently signed a new three-year labor agreement with the United Auto Workers which encourages employee innovation and should generate significant productivity gains. Further, worldwide customer acceptance of our new medium and large row crop tractor lines continues to be outstanding."

Net sales to dealers of agricultural, industrial and lawn and grounds care equipment were $2.453 billion in the second quarter and $4.183 billion year-to-date in 1995 compared with $2.128 billion for the quarter and $3.535 billion year-to-date a year ago.
North American net sales of John Deere agricultural, industrial and lawn and grounds care equipment all increased during the second quarter and first six months of 1995 compared with last year. Exports from the United States also continued to strengthen, totaling $645 million for the first six months, which was 15 percent higher than last year's export levels of $560 million. Overseas net sales were also higher, increasing 30 percent in the first six months compared with a year ago.

The company's worldwide equipment operations, which exclude the financial services subsidiaries and unconsolidated affiliates, had net income of $191.6 million for the quarter and $287.4 million year-to-date compared with $147.5 million and $195.5 million, respectively, last year. All of the company's equipment businesses generated higher operating profits during the quarter and year-to-date compared with last year. The improved results were due primarily to higher production and sales volumes and continued improvements in productivity, partially offset by unfavorable currency fluctuations. Operating profit is defined as income before interest expense, income taxes and certain other expenses.

Net income of the financial services subsidiaries was $42.4
million
for the quarter and $85.2 million year-to-date compared with
$40.4
million and $79.0 million, respectively, last year. Second quarter and year-to-date net income of the credit operations was $34.4 million and $64.1 million, respectively, compared with $28.4 million and $54.0 million for the same periods last year, due primarily to increased gains on the sale of retail notes and a larger average portfolio financed. Net income of the insurance and health care operations was $8.0 million for the quarter and $21.1 million year-to-date compared with $12.0 million and $25.0 million, respectively, last year. The quarterly results for the insurance operations were affected by an expected small net loss from the recently announced agreement to sell its life insurance subsidiary.
These operations will continue to focus on core property and casualty business and the sale will not significantly affect future results.

Deere & Company Chairman and Chief Executive Officer Hans W. Becherer said, "Current North American retail sales activity of agricultural equipment provides a strong foundation for operations during the remainder of the year. Although some uncertainty has developed as a result of the debate on a new United States farm bill and extremely wet and cool weather conditions which have delayed spring planting in many areas, farmers' confidence remains high and continues to promote strong agricultural equipment demand.
Recent high levels of United States net farm cash income continue to provide a solid base for farm expenditures. Additionally, higher exports of farm commodities resulting from continued growth in demand from developing countries, as well as from China and the former Soviet Union, have stabilized commodity prices at levels which should further improve customer buying confidence. Recent weakness in the dollar against key foreign currencies has also improved the worldwide competitiveness of most domestic farm commodities.

"Markets for the company's other major businesses also remain at strong levels," Becherer said. "The North American general economy has sustained its moderate growth, which should support continued demand for both industrial and lawn and grounds care equipment as well as providing a sound basis for expansion of our financial services revenues.

"In response to these market conditions, the worldwide equipment operations' production tonnage is expected to increase by six
percent in 1995 compared with 1994," Becherer said.   "Third
quarter worldwide production tonnage is expected to be eight percent higher compared with last year, reflecting continued strong retail demand coupled with the excellent acceptance of our new 8000-series tractor line as well as other new products.

"Current demand for our products continues to provide a solid base for future operations and our competitive position worldwide remains very strong," Becherer said. "Our twin focus on profitable growth and continuous improvement has resulted in continued growth in revenues as well as improved quality, reduced costs and enhanced profitability, and should yield important benefits to our company during the remainder of 1995 and beyond."

                                   # # #

The following is disclosed on behalf of the company's United
States
credit subsidiary, John Deere Capital Corporation, in connection with the disclosure requirements of programs providing for the issuance of debt securities:

John Deere Capital Corporation's (Capital Corporation) net income was $33.3 million in the second quarter and $60.7 million year-to-date in 1995 compared with $25.9 million and $48.9 million in the same periods last year. Net income for both the quarter and the first six months was favorably affected by increased gains on the sale of retail notes and a larger average portfolio financed.
The
average balance of credit receivables and leases financed was 16 percent higher in the second quarter and 18 percent higher in the first six months of 1995 compared with the same periods last year.

Credit receivable and lease acquisitions increased 15 percent during the second quarter and 17 percent year-to-date compared with a year ago. Acquisitions of John Deere equipment notes were 16 percent higher in the current year, primarily due to increased retail sales of John Deere equipment. Acquisitions of retail notes, revolving charge accounts and wholesale receivables all increased during the first six months of this year compared with 1994. Year-to-date retail notes acquired totaled $1.416 billion, a 15 percent increase over 1994 acquisitions.

Credit receivables and leases financed by the Capital Corporation were $3.796 billion at April 30, 1995 compared with
$3.757 billion one year ago. The Capital Corporation securitized and sold retail notes for which it received proceeds of $1.245 billion during the past 12 months, including $722 million received in April 1995. These sales mostly offset the increase in credit receivables resulting from acquisitions exceeding collections in the same period. Credit receivables and leases administered, which include receivables previously securitized and sold, totaled
$5.294
billion at April 30, 1995 compared with $4.694 billion at April
30,
1994.
                                   # # #
The attached data accompany this press release.

Second Quarter 1995 Press Release

Net sales and revenues:
(millions of dollars)

                          Three Months Ended    Six Months Ended
                               April 30             April 30
                                         %                    %
                          1995   1994 Change   1995   1994 Change

Net sales:
  Agricultural equipment 1,434  1,332  + 8    2,456  2,219  +11
  Industrial equipment     500    432  +16      908    740  +23
  Lawn and grounds
    care equipment         519    364  +43      819    576  +42
      Total net sales    2,453  2,128  +15    4,183  3,535  +18
Financial Services
  revenues                 361    309  +17      709    607  +17
Other revenues              26     23  +13       54     45  +20
      Total net sales
        and revenues     2,840  2,460  +15    4,946  4,187  +18


United States and Canada:
  Equipment net sales    1,882  1,663  +13    3,207  2,783  +15
  Financial Services
    revenues               361    309  +17      709    607  +17
      Total              2,243  1,972  +14    3,916  3,390  +16
Overseas net sales         571    465  +23      976    752  +30
Other revenues              26     23  +13       54     45  +20
      Total net sales
        and revenues     2,840  2,460  +15    4,946  4,187  +18


Selected balance sheet data:
(millions of dollars)
                                April 30   October 31   April 30
                                  1995        1994        1994

Equipment Operations:
  Dealer accounts and notes
    receivable - net             3,589       2,939       3,153
  Inventories                      996         698         746

Financial Services:
  Credit receivables and leases
    financed - net               4,307       4,511       4,142
  Credit receivables and leases
    administered - net           5,805       5,725       5,080
  Insurance and health care
    companies' assets            1,727       1,671       1,561

Average shares outstanding  86,504,910  86,146,147  85,866,844